Exhibit 99.1
GATEWAY TO SELL PROFESSIONAL BUSINESS SEGMENT TO MPC CORPORATION
Sale Enables Company to Concentrate on Worldwide Consumer Market, Simplify its
Business Model, and Leverage Reduced Cost Structure
Irvine, Calif., Sept. 5, 2007 — Gateway, Inc. (NYSE: GTW) today announced that it has signed a definitive agreement to sell its Professional business segment, including the company’s Nashville-based configuration center, to MPC Corporation (AMEX: MPZ). The transaction, valued at approximately $90 million based on MPC’s closing price on Sept. 4, 2007, is subject to regulatory approval and is anticipated to close early in the fourth quarter.
“Gateway is widely recognized as a leading consumer brand and this enables us to concentrate our efforts on our worldwide consumer channels,” said Ed Coleman, Gateway’s CEO. “While our performance in the highly competitive Professional segment has improved, we believe a more focused approach on the largest segment of our business is in the best interests of investors and consumers alike.”
With double digit-share of the U.S. consumer PC market, and an even stronger share of the retail channel, Gateway embarked on a consumer focused strategy early this year. The sale of its Professional business will simplify the existing business model and enable greater emphasis on growing the company’s overall consumer business, both in the U.S. and internationally.
“This is yet another step in maximizing the importance of Gateway’s powerful foundation as a consumer brand,” continued Coleman. “Coupled with continued product innovation and a strong presence in retail and direct channels, this enables us to further drive a strategy that sharpens our focus, not only in the U.S. but abroad as well.”
Gateway’s Professional business targets businesses, government agencies and educational institutions. Once the deal closes, a significant portion of Gateway’s Professional employees will join MPC and continue to work out of the North Sioux City, SD facility. MPC will assume Gateway’s ownership in its final assembly facility (GCC) located in Nashville, Tenn., and will take full responsibility for this facility, including the assembly of Gateway Professional products produced there. MPC will also acquire the portion of Gateway’s Consumer Direct unit that targets businesses with less than 100 employees.
The combination of Gateway Professional and MPC will greatly benefit existing Professional employees and customers. In joining with MPC, Gateway Professional will become part of a business that is dedicated to the unique and specialized requirements of professional customers. For these customers, Gateway’s portfolio of award-winning Professional products will be augmented by MPC’s products and services. MPC will continue to offer Gateway Professional products to ensure product stability for Professional customers, however, the product branding will be migrated from the Gateway brand to the MPC brand within a year.
“We believe that the customers of MPC and Gateway’s Professional business will benefit greatly from this combination,” said John P. Yeros, Chairman and CEO of MPC Corporation. “The new

company will be totally focused on the markets of government, education, and small-and-medium business, and will develop products and services to meet the specific needs of these customers.”
As part of the transaction, MPC will assume responsibility for all operations and warranty support associated with Gateway’s Professional business, valued at approximately $60 million. In addition, Gateway will invest approximately $10 million in MPC in the form of a note issuance tied to excess inventory at the GCC. Gateway will receive a 19.9% equity stake in MPC Corporation at the close of the transaction. As part of the transaction, Gateway will take an impairment charge of approximately $16 million predominantly related to IT assets associated with the Professional business. The final numbers will be determined upon the close of this transaction.
Gateway’s Professional business generated $75 million in gross margin dollars over the past four quarters (Q3 2006 — Q2 2007). As a result of the sale of its Professional business, assuming it closes, Gateway expects that it will be able to streamline its total SG&A by $130 million to $150 million annually, following a transition period and its attendant costs.
“On behalf of the Gateway Board and management team, I’d like to thank our Professional employees for their hard work and commitment over the years,” said Coleman. “I’d also like to thank our Professional customers for their loyalty to Gateway, and believe that the combination of Gateway Professional and MPC will result in a highly-focused organization that can better compete and thrive in this competitive segment.”
About Gateway
Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs, servers and related products to consumers, businesses, government agencies and schools. Gateway is the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com/ for more information.
Special note
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.
SOURCE: Gateway, Inc.
CONTACT: David Hallisey of Gateway, Inc., +1-949-471-7703, david.hallisey@gateway.com; or Angela Lewton of MPC Corporation, +1-208-893-3843, amlewton@mpccorp.com
Web site: http://www.gateway.com/